Exhibit 10.2(c)

Name:

Total No. of Units:

CRYOLIFE, INC.

EQUITY AND CASH INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the CryoLife, Inc. Equity and Cash Incentive Plan (the “Plan’) will have the same defined meanings in this Restricted Stock Award Agreement, including the Notice of Restricted Stock Grant (the “Notice of Grant”) and the Terms and Conditions of Restricted Stock Award, attached hereto as Exhibit A, together the (“Award Agreement”).

NOTICE OF RESTRICTED STOCK AWARD GRANT

The undersigned Participant has been granted a Restricted Stock Award, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Date:

Total Number of Shares of Stock Award:

Vesting Schedule:

Restricted Stock Units	Vest Date

By Participant’s electronic acceptance and the electronic signature of the CryoLife, Inc (the “Company”) representative below, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including exhibits hereto, all of which are made a part of this document. Should the Plan and this Award Agreement conflict, the Plan governs. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

After reviewing the documents noted above, please accept this Stock Award online where indicated on ETrade.com and retain a copy for your files. Please note that your electronic acceptance of this Restricted Stock Award is required. The Restricted Stock Award will be cancelled if not accepted within 30 days of the Grant Date noted above.

GRANTED BY:

CRYOLIFE, INC.

//James P. Mackin//

President and CEO

GRANTED TO:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

1. Effect of Termination of Service. Participant must be an employee of the Company, CryoLife, Inc., or another eligible employer approved by the Company’s Compensation Committee (the “Committee”) of its Board of Directors (each, an “Eligible Employer”) on the applicable vesting date to be entitled to the vesting of the Award on such date. If Participant ceases to be an employee of an Eligible Employer for any reason (including, without limitation, by reason of death, disability, or retirement), then the portion of the Award that has not vested as of the date of termination of service shall automatically be forfeited and cancelled as of the date of such termination of service, unless the Committee waives this employment requirement or accelerates the vesting as permitted by the Plan.

2. Book Entry. Shares of Common Stock (the “Shares”) to be issued pursuant to the Award shall be issued in restricted book entry form in Participant’s name and shall be held by the Company’s transfer agent until the Award is vested or forfeited as provided herein. Upon vesting of the Award, the restrictions described in the following section will be lifted and the Shares will be transferred into Participant’s account unencumbered.

3. Rights with Respect to Award Prior to Vesting. Participant may not transfer the Award or the Shares subject to the Award prior to vesting. Once this Award vests, the restrictions described in the following section will be lifted and the Shares will be transferred into Participant’s account unencumbered. Prior to vesting, Participant is entitled to all other rights as a shareholder with respect to the Shares underlying the Award, including the right to vote such Shares and to receive dividends and other distributions, if any, payable with respect to such Shares after the Grant Date.

4. Withholding. Notwithstanding any contrary provision of this Award Agreement, whenever the Company proposes, or is required, to distribute Shares to Participant or pay Participant dividends with respect to the unvested portion of the Award, the Company may either: (a) require Participant to pay to the Company an amount sufficient to satisfy any local, state, federal and foreign income tax, employment tax and insurance which the Committee determines should be withheld (“Tax Related Items”) prior to the delivery of any payment or distribution of Stock owing to Participant pursuant to the Award; or, in its discretion, (b) reduce the number of Shares to be delivered to Participant by that number of Shares of the Award sufficient to satisfy all or a portion of such Tax Related Items, based on the Fair Market Value of the Shares subject to the Award as determined under the Plan. If the obligation for Tax Related Items is satisfied by withholding a number of Shares as described above, Participant will be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of Shares are withheld solely for the purpose of paying the Tax Related Items due as a result of any aspect of the Award.

5. Notices. All notices delivered pursuant to this Award Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt, or (iv) sent by email to corpsecretary@cryolife.com. All notices or other communications shall be directed to the following addresses (or to such other addresses as such parties may designate by notice to the other parties):

To the Company:	CryoLife, Inc.
1655 Roberts Blvd., NW
Kennesaw, GA 30144
Attention: Corporate Secretary

To Participant:	The address set forth in the Notice of Grant.

6. Miscellaneous. Failure by Participant or the Company at any time or times to require performance by the other of any provisions in the Award Agreement will not affect the right to enforce those provisions. Any waiver by Participant or the Company of any condition or of any breach of any term or provision in this Award Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Award Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Award Agreement shall be deemed to be amended automatically to exclude the offending provision. This Award Agreement may be executed in multiple copies and each executed copy shall be an original of this Award Agreement. This Award Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Award Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein. This Award Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each section of this Award Agreement are for convenience only. This Award Agreement, together with the Plan, contains the entire agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.